Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096
Contact:   Ian Bailey
(305) 982-2625
For Immediate Release

ROYAL CARIBBEAN REPORTS  FIRST QUARTER RESULTS
AND REAFFIRMS 2013 GUIDANCE

MIAMI – April 25, 2013 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today reported first quarter results and reaffirmed its outlook for full year 2013.

KEY HIGHLIGHTS

●	Results For the First Quarter 2013:

Improved earnings driven by stronger revenue and the timing of expenses.

o	Net Yields increased 3.6% on a Constant-Currency basis (2.7% As-Reported);

o	Net Cruise Costs (“NCC”) excluding fuel decreased 0.5% on a Constant-Currency basis (decreased 0.6% As-Reported); and

o	Net income was $76.2 million, or $0.35 per share, versus net income of $47.0 million, or $0.21 per share, in 2012.

●	Full Year 2013:

Overall, demand trends appear consistent with the company's earlier expectations.  Constant-Currency Net Yield and EPS guidance for the year remain unchanged at this time.

o	Net Yields are expected to increase 2% to 4% on both Constant-Currency and As-Reported bases;

o	NCC excluding fuel are expected to be up 2% to 3% on both Constant-Currency and As-Reported bases; and

o	Earnings per share are expected to be within a range of $2.30 to $2.50.

“It was a gratifying first quarter,” said Richard D. Fain, chairman and chief executive officer.  “Ticket revenues were better than expected, costs were well controlled and it was encouraging to see record guest satisfaction and noticeable improvements in onboard spending as a result of our revitalization efforts,” Fain continued.

First Quarter 2013 Results
Royal Caribbean Cruises Ltd. today announced first quarter 2013 net income of $76.2 million, or $0.35 per share, versus net income of $47.0 million, or $0.21 per share, in the first quarter of 2012.

Both onboard revenue and ticket pricing improved, contributing to a Net Yield increase of 3.6% on a Constant-Currency basis.  NCC excluding fuel were also better than anticipated, primarily due to timing, and declined 0.5% on a Constant-Currency basis.

Bunker pricing net of hedging for the first quarter was $699 per metric ton and consumption was 5,000 metric tons lower than expected at 345,900 metric tons.  Versus the first quarter of 2012, fuel consumption per APCD was 1.2% lower.

Outlook

Full Year 2013
Since the beginning of the year booking volumes have averaged 5% ahead of the prior year.   At this time, full year booked load factors and APDs are higher than the same time last year. The overall demand environment is in-line with the company’s expectations from February, but as usual there are regional fluctuations.  Bookings from North America have remained strong since the beginning of the year, with the exception of a modest disruption to Caribbean demand which the company attributes to adverse industry media coverage. Despite the difficult economic news in the EU, demand from European sourced guests strengthened in early February and the company expects pricing improvement from the

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region for the year.  Demand from China has weakened somewhat due to itinerary changes related to the territorial dispute with Japan.

At this time, the company expects that the negative effects from the adverse industry media coverage in March and itinerary changes in Asia will be offset by the favorable performance in the first quarter and a slightly better outlook for Europe.  As a result, full year 2013 Constant-Currency yield expectations remain unchanged from the company’s February guidance of an increase of 2% to 4%.

“Our brands have continued to generate solid demand despite a soft economy in Europe and recent adverse industry media coverage,” commented Brian J. Rice, vice chairman and chief financial officer.  Rice continued, “The consumer continues to recognize that we offer a great vacation at an excellent value.”

Based on current fuel pricing and currency exchange rates, NCC excluding fuel are expected to be up 2% to 3% both on Constant-Currency and As-Reported bases.

The company does not forecast changes in foreign currency exchange rates or oil prices.  Movements in these two variables are often offsetting, with the recent decrease in oil prices largely negating the unfavorable impact of currency exchange movements.

Based on current fuel pricing and currency exchange rates, the company continues to expect that 2013 earnings will be in the range of $2.30 to $2.50 per share.

Second Quarter 2013
Constant-Currency Net Yields are expected to increase approximately 3% in the second quarter of 2013.  NCC excluding fuel are expected to increase approximately 3% on a Constant-Currency basis, due in part to timing shifts of marketing activities from the first quarter to the second quarter.

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Based on current fuel pricing and currency exchange rates, the company expects that second quarter earnings will be in the range of  $0.10 to $0.15 per share.

2014 Deployment Update
The company recently opened the majority of its 2014 deployment offerings and announced a two-month European summer micro-season for the Oasis of the Seas that complements the vessel’s scheduled maintenance drydock in Rotterdam.  Demand for these sailings has been exceptionally strong.

Despite this micro-deployment, the company expects to further reduce its European deployment year-over-year by another 10% and also expects that European itineraries will be approximately 25% of its overall 2014 capacity.

FUEL EXPENSE & GUIDANCE SUMMARY

Fuel Expense
The company does not forecast fuel prices, and its fuel cost calculations are based on current at-the-pump prices, net of hedging impacts. Based on today’s fuel prices the company has included $236 million and $928 million of fuel expense in its second quarter 2013 and full year 2013 guidance, respectively.

Forecasted consumption is now 57% hedged via swaps for the remainder of 2013 and 55%, 40%, 20% and 5% hedged for 2014, 2015, 2016 and 2017, respectively.  For the same five-year period, the average cost per metric ton of the hedge portfolio is approximately $568, $623, $635, $602 and $638, respectively.

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The company provided the following fuel statistics for the second quarter and full year 2013:

FUEL STATISTICS	Second Quarter 2013	Full Year 2013
Fuel Consumption (metric tons)	340,000	1,363,000
Fuel Expenses	$236 million	$928 million
Percent Hedged (fwd consumption)	57%	57%
Impact of 10% change in fuel prices	$9 million	$26 million

The company provided the following additional guidance for the second quarter and full year of 2013:

GUIDANCE	As-Reported	Constant-Currency
Second Quarter 2013
Net Yields	2% to 3%	Approx. 3%
Net Cruise Costs per APCD	Approx. 2%	Approx. 2%
Net Cruise Costs per APCD, excluding Fuel	Approx. 3%	Approx. 3%

Full Year 2013
Net Yields	2% to 4%	2% to 4%
Net Cruise Costs per APCD	2% to 3%	2% to 3%
Net Cruise Costs per APCD, excluding Fuel	2% to 3%	2% to 3%

	Second Quarter 2013	Full Year 2013
Capacity Increase	1.3%	1.3%
Depreciation and Amortization	$183 to $193 million	$750 to $770 million
Interest Expense, net	$79 to $89 million	$325 to $340 million
EPS	$0.10 to $0.15	$2.30 to $2.50

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Exchange rates used in guidance calculations
	Current – April	Previous - February
EUR	$1.31	$1.36
GBP CAD BRL AUD	$1.53 $0.97 $0.50 $1.03	$1.58 $1.00 $0.50 $1.04

Liquidity and Financing Arrangements
As of March 31, 2013, liquidity was $2.2 billion, including cash and the undrawn portion of the company’s unsecured credit facilities.  The company noted that scheduled debt maturities for 2013, 2014, 2015 and 2016 are $1.5 billion, $1.5 billion, $1.1 billion and $1.0 billion, respectively.

The company will continue to opportunistically approach the prepayment and refinancing of its 2013 and 2014 scheduled maturities.

Capital Expenditures and Capacity Guidance
Based upon current ship orders, projected capital expenditures for 2013, 2014, 2015 and 2016 are $700 million, $1.2 billion, $1.2 billion and $1.3 billion, respectively.

Capacity increases for 2013, 2014, 2015 and 2016 are 1.3%, 1.0%, 6.9% and 4.8%, respectively.  The company’s annualized capacity growth rate from 2012 to 2016 remains at a historically low rate of 3.5%.

Conference Call Scheduled
The company has scheduled a conference call at 10 a.m. Eastern Time Zone today to discuss its earnings.  This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

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Selected Operational and Financial Metrics

Available Passenger Cruise Days (“APCD”)
APCD is our measurement of capacity and represents double occupancy per cabin multiplied by the number of cruise days for the period.  We use this measure to perform capacity and rate analysis to identify the main non-capacity drivers that cause our cruise revenues and expenses to vary.

Constant-Currency
We believe Net Yields and Net Cruise Costs are our most relevant non-GAAP financial measures.  However, a significant portion of our revenue and expenses are denominated in currencies other than the United States dollar. Because our reporting currency is the United States dollar, the value of these revenues and expenses in US dollars will be affected by changes in currency exchange rates.  Although such changes in local currency prices is just one of many elements impacting our revenues and expenses, it can be an important element.  For this reason, we also monitor Net Yields and Net Cruise Costs on a “Constant-Currency” basis – i.e. as if the current period’s currency exchange rates had remained constant with the comparable prior period’s rates.  We calculate "Constant-Currency" by applying the average prior year period exchange rates for each of the corresponding months of the reported and/or forecasted period, so as to calculate what the results would have been had exchange rates been the same throughout both periods.  We do not make predictions about future exchange rates and use current exchange rates for calculations of future periods.  It should be emphasized that the use of Constant-Currency is primarily used by us for comparing short-term changes and/or projections.

Over the longer term, changes in guest sourcing and shifting the amount of purchases between currencies significantly change the impact of the purely currency-based fluctuations.

Gross Cruise Costs
Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

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Gross Yields
Gross Yields represent total revenues per APCD.

Net Cruise Costs and Net Cruise Costs Excluding Fuel
Net Cruise Costs and Net Cruise Costs Excluding Fuel represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses and, in the case of Net Cruise Costs Excluding Fuel, fuel.  In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs and Net Cruise Costs Excluding Fuel to be the most relevant indicators of our performance.  A reconciliation of historical Gross Cruise Costs to Net Cruise Costs and Net Cruise Costs Excluding Fuel is provided below under Results of Operations.  We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs and projected Net Cruise Costs Excluding Fuel due to the significant uncertainty in projecting the costs deducted to arrive at these measures.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital
Net Debt-to-Capital is a ratio which represents total long-term debt, including the current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity.  We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues
Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields
Net Yields represent Net Revenues per APCD.  We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure

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of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses.  We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure.  Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy
Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD.  A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days
Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

Royal Caribbean Cruises Ltd. (NYSE,OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with five under contract.  They operate diverse itineraries around the world that call on approximately 460 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

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Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results for the second quarter and full year 2013 and the costs and yields expected in 2013 and other future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Measures of Financial Performance
This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission rules, which we believe provide useful information to investors as a supplement to our consolidated financial statements which are prepared and presented in accordance with generally accepted accounting principles, or GAAP.

The presentation of non-GAAP financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  These measures may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as do the corresponding GAAP measures.

A reconciliation to the most comparable GAAP measure of all non-GAAP financial measures included in this press release can be found in the tables included at the end of this press release.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(unaudited, in thousands, except per share data)
	Quarter Ended
	March 31,
	2013	2012
Passenger ticket revenues	$1,393,778	$1,352,238
Onboard and other revenues	517,442	482,242
Total revenues	1,911,220	1,834,480
Cruise operating expenses:
Commissions, transportation and other	322,937	320,738
Onboard and other	121,487	107,595
Payroll and related	209,923	210,114
Food	119,483	113,625
Fuel	241,652	228,994
Other operating	266,708	274,046
Total cruise operating expenses	1,282,190	1,255,112
Marketing, selling and administrative expenses	274,034	264,601
Depreciation and amortization expenses	189,364	179,392
Operating Income	165,632	135,375

Other income (expense):
Interest income	3,747	6,346
Interest expense, net of interest capitalized	(90,182)	(92,666)
Other expense	(2,971)	(2,091)
	(89,406)	(88,411)
Net Income	$76,226	$46,964

Earnings Per Share:
Basic	$0.35	$0.22
Diluted	$0.35	$0.21

Weighted-Average Shares Outstanding:
Basic	219,097	217,584
Diluted	220,484	219,230

Comprehensive Income (Loss)
Net Income	$76,226	$46,964
Other comprehensive income (loss):
Foreign currency translation adjustments	(4,244)	3,340
(Loss) gain on cash flow derivative hedges	(22,600)	147,470
Total other comprehensive (loss) income	(26,844)	150,810

Comprehensive Income	$49,382	$197,774

STATISTICS
	Quarter Ended
	March 31,
	2013	2012
Passengers Carried	1,261,292	1,277,571
Passenger Cruise Days	8,844,590	8,683,203
APCD	8,428,110	8,299,800
Occupancy	104.9%	104.6%

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2013	2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$215,888	$194,855
Trade and other receivables, net	308,030	281,421
Inventories	145,922	146,295
Prepaid expenses and other assets	236,954	207,662
Derivative financial instruments	51,820	57,827
Total current assets	958,614	888,060

Property and equipment, net	17,473,793	17,451,034
Goodwill	429,198	432,975
Other assets	1,004,496	1,055,861
	$19,866,101	$19,827,930

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$2,491,064	$1,519,483
Accounts payable	337,441	351,587
Accrued interest	103,838	106,366
Accrued expenses and other liabilities	493,788	541,722
Customer deposits	1,634,373	1,546,993
Total current liabilities	5,060,504	4,066,151
Long-term debt	5,975,890	6,970,464
Other long-term liabilities	491,172	482,566

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
229,705,743 and 229,080,109 shares issued, March 31, 2013 and December 31, 2012, respectively)	2,297	2,291
Paid-in capital	3,117,135	3,109,887
Retained earnings	5,794,167	5,744,791
Accumulated other comprehensive loss	(161,360)	(134,516)
Treasury stock (10,308,683 common shares at cost, March 31, 2013 and December 31, 2012)	(413,704)	(413,704)
Total shareholders' equity	8,338,535	8,308,749
	$19,866,101	$19,827,930

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended
	March 31,
	2013	2012

Operating Activities
Net income	$76,226	$46,964
Adjustments:
Depreciation and amortization	189,364	179,392
Gain on fuel call options	-	(2,681)
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	2,257	21,069
Decrease (increase) in inventories	152	(3,141)
Increase in prepaid expenses and other assets	(19,990)	(30,612)
Decrease in accounts payable	(13,043)	(14,263)
Decrease in accrued interest	(2,528)	(22,294)
Decrease in accrued expenses and other liabilities	(45,953)	(21,938)
Increase in customer deposits	55,751	77,360
Other, net	(979)	(14,641)
Net cash provided by operating activities	241,257	215,215

Investing Activities
Purchases of property and equipment	(178,376)	(177,235)
Cash (paid) received on settlement of derivative financial instruments	(8,747)	8,027
Equity contribution to unconsolidated affiliate	(19,487)	-
Cash payments received from loan to unconsolidated affiliate	11,993	11,813
Other, net	1,104	(1,048)
Net cash used in investing activities	(193,513)	(158,443)

Financing Activities
Debt proceeds	120,000	145,000
Debt issuance costs	(15,516)	(16,260)
Repayments of debt	(106,137)	(131,810)
Dividends paid	(27,735)	(43,506)
Proceeds from exercise of common stock options	3,339	1,557
Other, net	377	424
Net cash used in financing activities	(25,672)	(44,595)

Effect of exchange rate changes on cash	(1,039)	3,170

Net increase in cash and cash equivalents	21,033	15,347
Cash and cash equivalents at beginning of period	194,855	262,186
Cash and cash equivalents at end of period	$215,888	$277,533

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$88,229	$101,065

Non cash investing activities
Purchases of property and equipment through asset trade in	$46,375	$-

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ROYAL CARIBBEAN CRUISES LTD.
NON-GAAP RECONCILING INFORMATION
(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):
	Quarter Ended
	March 31,
	2013	2013 On a Constant Currency basis	2012
Passenger ticket revenues	$1,393,778	$1,409,742	$1,352,238
Onboard and other revenues	517,442	517,955	482,242
Total revenues	1,911,220	1,927,697	1,834,480
Less:
Commissions, transportation and other	322,937	327,068	320,738
Onboard and other	121,487	121,845	107,595
Net revenues	$1,466,796	$1,478,784	$1,406,147

APCD	8,428,110	8,428,110	8,299,800
Gross Yields	$226.77	$228.72	$221.03
Net Yields	$174.04	$175.46	$169.42

Gross Cruise Costs, Net Cruise Costs and Net Cruise Costs Excluding Fuel were calculated as follows (in thousands,
except APCD and costs per APCD):	Quarter Ended
	March 31,
	2013	2013 On a Constant Currency basis	2012
Total cruise operating expenses	$1,282,190	$1,288,846	$1,255,112
Marketing, selling and administrative expenses	274,034	274,537	264,601
Gross Cruise Costs	1,556,224	1,563,383	1,519,713
Less:
Commissions, transportation and other	322,937	327,068	320,738
Onboard and other	121,487	121,845	107,595
Net Cruise Costs	$1,111,800	$1,114,470	$1,091,380
Less:
Fuel	241,652	242,855	228,994
Net Cruise Costs Excluding Fuel	$870,148	$871,615	$862,386

APCD	8,428,110	8,428,110	8,299,800
Gross Cruise Costs per APCD	$184.65	$185.50	$183.10
Net Cruise Costs per APCD	$131.92	$132.23	$131.49
Net Cruise Costs Excluding Fuel per APCD	$103.24	$103.42	$103.90

Net Debt-to-Capital was calculated as follows (in thousands):	As of
	March 31,	December 31,
	2013	2012
Long-term debt, net of current portion	$5,975,890	$6,970,464
Current portion of long-term debt	2,491,064	1,519,483
Total debt	8,466,954	8,489,947
Less: Cash and cash equivalents	215,888	194,855
Net Debt	$8,251,066	$8,295,092

Total shareholders' equity	$8,338,535	$8,308,749
Total debt	8,466,954	8,489,947
Total debt and shareholders' equity	16,805,489	16,798,696
Debt-to-Capital	50.4%	50.5%
Net Debt	8,251,066	8,295,092
Net Debt and shareholders' equity	$16,589,601	$16,603,841
Net Debt-to-Capital	49.7%	50.0%
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